Exhibit 5.1

ANTHONY L. G., PLLC

LAURA ANTHONY, ESQ	WWW.ANTHONYPLLC.COM
JOHN CACOMANOLIS, ESQ*	WWW.SECURITIESLAWBLOG.COM
CHAD FRIEND, ESQ, LLM	WWW.LAWCAST.COM
SVETLANA ROVENSKAYA, ESQ**

OF COUNSEL:
JACK A. FATTAL, ESQ.***
JESSICA HAGGARD, ESQ. ****	DIRECT E-MAIL: LANTHONY@ANTHONYPLLC.COM
MICHAEL R. GEROE, ESQ, CIPP/US*****
CRAIG D. LINDER, ESQ******
PETER P. LINDLEY, ESQ, CPA, MBA
JOHN LOWY, ESQ.*******
STUART REED, ESQ
HARRIS TULCHIN, ESQ. ********
MARC S. WOOLF, ESQ

*licensed in FL and NY

**licensed in NY and NJ

*** licensed in NY

****licensed in Missouri

*****licensed in CA, DC, MO and NY

******licensed in CA, FL and NY

*******licensed in NY and NJ

********licensed in CA and HI (inactive in HI)

December 14, 2021

Novo Integrated Sciences, Inc.

11120 NE 2nd Street, Suite 100

Bellevue, WA 98004

Re: Novo Integrated Sciences, Inc. Registered Direct Offering

Ladies and Gentlemen:

We have acted as counsel to Novo Integrated Sciences, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing of a prospectus supplement, dated December 14, 2021 (the “Prospectus Supplement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on December 14, 2021 relating to the offering of: (i) $16,666,666 aggregate principal amount of the Company’s senior secured convertible notes (the “Convertible Notes”); (ii) up to 68,557,248 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) issuable upon the conversion of the Convertible Notes (the “Note Shares”); (iii) 5,833,334 warrants to purchase up to an aggregate of 5,833,334 shares of Common Stock (the “Warrants”); and (iv) up to 5,833,334 shares of Common Stock issuable upon the exercise of the Warrants (the “Warrant Shares”), registered under a Registration Statement on Form S-3 (File No. 333-254278) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”) and declared effective on March 22, 2021.

The Convertible Notes and the Warrants are to be sold by the Company pursuant to a Securities Purchase Agreement, dated December 14, 2021, between the Company and the investor signatory thereto (the “Purchase Agreement”), a form of which has been filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K to which this opinion is attached as Exhibit 5.1.

We have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Articles of Incorporation of the Company together with all amendments thereto; (ii) the Bylaws of the Company, as amended; (iii) the Registration Statement and the exhibits thereto; (iv) the Prospectus Supplement; (v) the Purchase Agreement; (vi) the form of Note; (vii) the form of Warrant; (viii) such other corporate records, agreements, documents and instruments; and (ix) such certificates or comparable documents of public officials and other sources, believed by us to be reliable, and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. In giving our opinion, we have also relied upon a good standing certificate regarding the Company issued by the Nevada Secretary of State and representations made to us by the Company, including representations that the Company has available a sufficient number of authorized shares of Common Stock that are not currently outstanding or reserved for issuance under other outstanding securities or plans of the Company, to enable the Company to issue and deliver all of the Note Shares and Warrant Shares as of the date of this letter.

Novo Integrated Sciences, Inc.

December 14, 2021

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing applicable statutory provisions of the Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts and applicable provisions of the Nevada Constitution, laws of the State of New York, and the federal laws of the United States of America. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule, or regulation relating to securities, or to the sale or issuance thereof.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1. The Convertible Notes to be issued and sold by the Company have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Purchase Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The Note Shares to be issued by the Company upon conversion of the Convertible Notes will be duly reserved for issuance and, when issued in accordance with the terms of the Convertible Notes and Purchase Agreement, will be validly issued, fully paid and non-assessable.

3. The Warrants to be issued and sold by the Company have been duly authorized for issuance, and, when issued and paid for in accordance with the terms and conditions of the Purchase Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4. The Warrant Shares to be issued by the Company upon exercise of the Warrants will be duly reserved for issuance and, when issued in accordance with the terms of the Warrants and the Purchase Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed above with respect to validity, binding effect and enforceability are subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto.

We consent to the use of this opinion as an exhibit to the Form 8-K and further consent to all references to us, if any, in the Registration Statement, the prospectus constituting a part thereof and any amendments or supplements thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is intended solely for use in connection with the issuance and sale of the Convertible Notes, Note Shares, Warrants and Warrant Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Sincerely yours,

/s/ Laura E. Anthony
Laura E. Anthony,
For the Firm

625 N. FLAGLER DRIVE, #600 ● WEST PALM BEACH, FLORIDA ● 33401 ● PHONE: 561-514-0936 ●

FAX 561-514-0832